Exhibit 10.8

GANNETT CO., INC.

SUPPLEMENTAL EXECUTIVE MEDICAL PLAN

Effective               , 2015

INTRODUCTION

In 2015, Gannett Co., Inc. separated its digital/broadcast and publishing businesses into two separate publicly traded companies.  The separation occurred when Gannett Co., Inc. contributed its publishing businesses to a newly formed subsidiary, Gannett SpinCo, Inc., and distributed the stock of Gannett SpinCo, Inc. to its shareholders (the “Spin-off”).  In connection with the Spin-off, Gannett SpinCo, Inc. was renamed “Gannett Co., Inc.” (the “Company”).  The entity formerly known as Gannett Co., Inc. was renamed “TEGNA Inc.” (the “Predecessor Company”) and continues the digital/broadcast businesses.

In connection with the Spin-off, the Company entered into that certain Employee Matters Agreement by and between the Company and the Predecessor Company dated                       , 2015 (the “Employee Matters Agreement”).  Under the Employee Matters Agreement, the Company assumed certain liabilities under the Predecessor Employer’s Supplemental Executive Medical Plan (the “Predecessor Plan”) relating to “SpinCo Group Employees” (as defined under the Employee Matters Agreement) and “Former SpinCo Group Employees” (as defined under the Employee Matters Agreement).  Such liabilities are the sole responsibility of the Company and will be paid under this Plan, and not the Predecessor Plan, and the Predecessor Company shall not have any responsibility for such liabilities.  The Employee Matters Agreement may be used as an aid in interpreting the terms of the benefits hereunder.  Notwithstanding any other provision of this Plan or the Predecessor Plan, no Participant shall be entitled to duplicate benefits under both such Plans with respect to the same period of service.

Effective               , 2015, the Company hereby adopts this Supplemental Executive Medical Plan (the “Plan”) as set forth herein.

ELIGIBILITY

This Plan covers each active executive who was a participant in the Predecessor Plan on the date of the Spin-off and is a SpinCo Group Employee.  A participant will be eligible with respect to any covered medical expenses incurred by such executive or eligible dependents on or after the date of eligibility under the Plan.  An executive’s eligible dependents will include parents and parents-in-law if they are legal dependents for Internal Revenue Service purposes, as well as those individuals who would qualify as eligible dependents under the Company’s other medical plans.  Executives who participate in this Plan will cease to participate in this Plan when they terminate employment or when they cease to be a member of a class of executives that may participate in this Plan.  Executives and their eligible dependents must be enrolled in other primary medical coverage that constitutes Minimum Essential Coverage under the Affordable Care Act (“Other Primary Medical Coverage”) in order to participate.  Where the Other Primary Medical Coverage is Medicare, the individual must be enrolled in Medicare Parts A, B, and D (or an equivalent Medicare plan, such as a Medicare Advantage plan with prescription drug coverage).

BENEFITS PROVIDED

The benefits payable to any eligible executive in any plan year (i.e., the calendar year) will be equal to the excess, if any, of (a) over (b) where

(a)                               is the sum of all covered medical expenses, as hereinafter defined, that have been incurred by such executive during such plan year with respect to himself/herself and eligible dependents; and

(b)                               is the sum of all amounts payable with respect to such medical expenses under the Company’s medical expense plans or under any Other Primary Medical Coverage.

The Plan has no annual dollar limit.

COVERED MEDICAL EXPENSES

A medical expense will be considered as a covered medical expense under the Plan if:

(a)                                 it is considered to be an expense of the type for which benefits are provided under the Company’s medical expense plans (without regard to the provisions of such plans which might limit the amount of benefits payable with respect to such expense), or

(b)                                 it is considered to be an eligible health care expense which is reimbursable under IRS regulations.

Expenses incurred by an eligible executive with respect to himself/herself or any eligible dependents for the following will be considered as covered medical expenses under this Plan whether or not they are considered to be medical expenses under the Company’s medical expense plans.  A sample listing of covered medical expenses includes:

(a)                                 Routine and preventive physicals.

(b)                                 X-ray and diagnostic services.

(c)                                  Chiropractic or acupuncture fee if it is prescribed for a specific medical condition.

(d)                                 Nursing services for care of a specific medical ailment.

(e)                                  Nursing home expenses including medical expenses, meals, and lodging in the home if the main reason for being there is to receive medical care.

(f)                                   Dental care, artificial teeth/dentures, orthodontic services, and dental implants as long as they are not for cosmetic purposes.

(g)                                  Optometrist’s or ophthalmologist’s fees, prescription eyeglasses, contact lenses, and cleaning solutions, PRK keratotomy (laser eye surgery).

(h)                                 Cosmetic surgery or procedures that treat a deformity caused by an accident, trauma, disease, or an abnormality at birth.

(i)                                     Services of psychotherapists, psychiatrists and psychologists.

(j)                                    Expenses associated with the purchase of birth control prescribed by a doctor.

(k)                                 Medically prescribed treatment for drug addiction or alcoholism.  Prescription drugs to alleviate nicotine withdrawal in smoking cessation program.

(l)                                     Speech therapy, physical therapy (as treatment for a specific medical condition).

(m)                             Transportation expenses primarily for, and essential to, medical care.

EXCLUSIONS

No benefits will be payable under the Plan with respect to expenses incurred for the following:

(a)                                 Over-the-counter medications and non-prescription drugs, vitamins, and herbs, except as required to be covered under the preventive care requirements of the Affordable Care Act.

(b)                                 Tooth bonding that is not medically necessary or teeth bleaching.

(c)                                  Weight loss maintenance programs.

(d)                                 Physical treatments unrelated to specific health problem; e.g., massage for general well-being.

(e)                                  Lens replacement insurance.

(f)                                   Cosmetic surgery or procedures that improve the patient’s appearance but do not promote the proper function of the body or prevent or treat an illness or a disease.

(g)                                  Custodial care.

(h)                                 Confinement in a federal hospital.

(i)                                     Premium payments for other insurance policies.

(j)                                    Concierge fees.

COST

The entire cost of this Plan will be borne by the Company.

TERMINATION OF BENEFITS

No benefits will be paid under this Plan for covered medical expenses incurred with respect to an executive or any eligible dependents after the date of the executive’s termination of employment or termination of eligibility as a Company officer or as a member of the Company’s Management, or U.S. Community Publishing Committees.

No benefits will be paid under this Plan with respect to medical expenses incurred with respect to a dependent of an executive after such dependent ceases to meet the definition of an eligible dependent under this Plan.

GRANDFATHERED STATUS

The Company believes this Plan, as a continuation of the Predecessor Plan, is a “grandfathered health plan” under the Patient Protection and Affordable Care Act (the Affordable Care Act).  As permitted by the Affordable Care Act, a grandfathered health plan can preserve certain basic health coverage that was already in effect when that law was enacted.  Being a grandfathered health plan means that the Plan may not include certain consumer protections of the Affordable Care Act that apply to other plans.  However, grandfathered health plans must comply with certain other consumer protections in the Affordable Care Act.  Questions regarding which protections apply and which protections do not apply to a grandfathered health plan and what might cause a plan to change from grandfathered health plan status can be directed to the Senior Vice President/Human Resources, 7950 Jones Branch Drive, McLean, Virginia 22107.  Participants may also contact the Employee Benefits Security Administration, U.S. Department of Labor at 1-866-444-3272 or www.dol.gov/ebsa/healthreform.

The Plan shall be administered and operated with the intent of maintaining its status as a grandfathered plan and any provision in this document or otherwise that conflicts with that intent shall be deemed amended to comport with that intent.

CLAIMS/APPEALS

The following procedures shall apply if a participant (or an authorized representative acting on a participant’s behalf) has a question about his/her eligibility to participate in the Plan.  These rules do not apply if a participant is claiming the right to be reimbursed for a particular expense under the Plan.  If a participant is filing a claim for reimbursement for a particular expense, the participant must do so under the claims procedures established by the insurance company that is responsible for paying for benefits under the Plan.  Such procedures may be obtained from the Gannett Corporate Benefits Department upon request at no charge.

Any claim relating to eligibility shall be submitted to the Company’s Director of Benefits in writing.  The Director of Benefits will generally notify the claimant of his decision within 30 days after he receives the claim.  However, if the Director of Benefits determines that special circumstances require an extension of time to decide the claim, the Director of Benefits may obtain an additional 15 days to decide the claim.  Before obtaining this extension, the Director of Benefits will notify the claimant, in writing and before the end of the initial 30-day period, of the special circumstances requiring the extension and the date by which the Director of Benefits expects to render a decision.

If the claimant’s claim is denied in whole or in part, the Director of Benefits will provide the claimant, within the time period described above, with a written or electronic notice which explains the reason or reasons for the decision, includes specific references to plan provisions upon which the decision is based, provides a description of any additional material or information which might be helpful to decide the claim (including an explanation of why that information may be necessary), describes the appeals procedures and applicable filing deadlines, and describes the claimant’s right to file a lawsuit under the Employment Retirement Income Security Act of 1974, as amended (“ERISA”) upon an adverse appeals determination.

If a claimant disagrees with the decision reached by the Director of Benefits, the claimant may submit a written appeal requesting a review of the decision to the Company’s Benefit Plans Committee (the “Plan Administrator”).  The claimant’s written appeal must be submitted within 180 days of receiving the initial adverse decision.  The claimant’s written appeal should clearly state the reason or reasons why the claimant disagrees with the Director of Benefits’ decision.  The claimant may submit written comments, documents, records and other information relating to the claim even if such information was not submitted in connection with the initial claim for benefits.  Additionally, the claimant, upon request and free of charge, may have reasonable access and copies of all Plan documents, records and other information relevant to the claim.

The Plan Administrator will generally decide a claimant’s appeal within 60 days. In the case of an adverse decision, the notice will explain the reason or reasons for the decision, include specific references to Plan provisions upon which the decision is based, and indicate that the claimant is entitled to, upon request and free of charge, reasonable access to and copies of documents, records, and other information relevant to the claim.  Additionally, the claimant will be notified of his/her right to file a lawsuit under ERISA.

The Plan Administrator has full discretionary authority for deciding all eligibility issues relating to the Plan and all such decisions of the Plan Administrator are binding on all parties.  Any claims or questions relating to Plan eligibility must be filed within one year from the date such claim arose.  If a participant fails bring an eligibility claim within such time period, the participant shall forfeit his/her right to bring the claim through the claims process or otherwise (e.g., by filing a lawsuit against the Plan).  A participant fully must comply with and exhaust the claims and appeals process before commencing any legal action against the Plan, and the participant shall forfeit his/her right to bring a legal action against the Plan if the participant fails to do so.  If a participant receives an adverse decision on appeal, the participant must commence any lawsuit against the Plan within one year from the date of the adverse determination on appeal.

GENERAL PROVISION

This Plan will be administered and all Plan benefits will be paid by the Company or the insurance company through which it provides coverage under this Plan.  Any and all questions or interpretations concerning the Plan will be resolved by the Company at its sole discretion.  The Company reserves the right to change or terminate the Plan at any time and for any reason.

Dated:	GANNETT CO., INC.

By:
	Name:	[Name]
	Title:	[Title]